Exhibit 99.1

BIOLASE REPORTS 2016 THIRD QUARTER AND NINE-MONTH RESULTS

IRVINE, CA (November 8, 2016) - BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for the third quarter and nine months ended September 30, 2016.

2016 Third Quarter highlights with comparisons to 2015 Third Quarter include:

•	Worldwide revenue of $13.2 million increased $2.0 million, or 18%, with a 33% increase in U.S. sales and a 4% decrease internationally
o	WaterLase® revenue increased 77% in the U.S. and decreased 1% internationally
o	EPIC® revenue increased 10% in the U.S. and 2% internationally
o	Quarterly average selling price of flagship WaterLase® iPlus continued to improve
•	Operating loss decreased by 41%
o	Gross margin of 42%, increased more than 1220 basis points due to improved pricing and geographic sales mix
•	Cash burn rate decreased 53% to $2.2 million, which included $0.8 million of increased inventory related to new product development
•	Made significant progress in the Company's internal and external new product development programs
•	Successfully completed a $10 million private placement
•	Recruited dental industry veteran Holger Arens to the newly created position of Vice President and Managing Director for Europe, the Middle East and Africa (EMEA)
•

Subsequent to the quarter, recruited renowned dental educator and periodontist Samuel B. Low, D.D.S. to the newly created position of Vice President, Dental and Clinical Affairs and Chief Dental Officer

2016 Nine Month highlights with comparisons to 2015 Nine Months include:

•	Worldwide revenue of $38.0 million increased $4.1 million, or 12%, driven by U.S. sales
o	WaterLase® revenue increased 43% in the U.S. and 2% internationally
o	Worldwide EPIC® revenue increased 8%, driven by a 21% increase in the U.S.
•	Operating loss decreased by 39%
o	Gross margin of 39%, increased more than 880 basis points due to improved pricing and geographic sales mix
o	Operating expenses decreased by $2.2 million, or 8%
•	Cash burn rate decreased by 45% to $9.0 million

President and CEO Harold Flynn, Jr. said, “We had a solid third quarter overall with continued operational improvements and excellent financial results. In what is seasonally a weak quarter in the dental industry, total worldwide revenues grew 18 percent, gross margins improved materially and our cash burn decreased significantly. We also completed a $10 million private placement, providing us funds to further the ongoing transition of BIOLASE into a successful, disciplined commercial enterprise. The exceptional work of our U.S. team continued to be a highlight. In the U.S., our largest and most profitable geographic market, the team grew overall revenues by 33 percent and our flagship Waterlase product revenues by 77 percent. International revenues were down slightly, but we are taking the necessary steps to build a substantial international enterprise, which we believe is an important and significant opportunity in the longer term.  To help lead our international expansion program, we recruited veteran dental industry executive Holger Arens to fill the newly-created position of Vice President and Managing Director for EMEA.  Holger joined our leadership team in early October and is already making important contributions to our efforts to grow and improve our business in EMEA.

“I am very encouraged to see our progress on a variety of fronts, including our product development efforts both internally and externally. We are expecting to launch new unique and innovative products as part of our strategic portfolio expansion, including one in the soft tissue diode-based franchise in the next couple of months as a result of our development and distribution agreement with our partner IPG Medical. We know what we need to do strategically and operationally to be successful, and we are steadily taking the steps to get there, and I am quite excited about our recent step of adding Dr. Sam Low to our leadership team to lead our efforts in dental and clinical affairs and the delivery of world class education. Our ultimate goal is to make all-tissue laser dentistry the standard of care in dentistry. To get there, we need to educate the dental and patient communities on the capabilities and value of our lasers, and ensure our products and services make our customers better dentists and make their patients healthier and happier.”

BIOLASE Reports 2016 Third Quarter and Nine Months Results

Third Quarter and Nine Months Financial Results

Net Revenue. Net revenue for the third quarter of 2016 was $13.2 million, as compared to net revenue of $11.2 million for the third quarter of 2015. The quarter-over-quarter increase of 18% was driven by increases in worldwide WaterLase and EPIC sales, consumables and other revenue, and services revenue, partially offset by lower worldwide imaging systems revenue and domestic license fees and royalty revenue.

Net revenue for the nine months ended September 30, 2016 was $38.0 million, as compared to net revenue of $34.0 million for the nine months ended September 30, 2015. The year-over-year increase of 12% was driven by an increase in worldwide laser systems sales, imaging systems sales, and services revenue, partially offset by lower worldwide consumables and other revenue and domestic license fees and royalty revenue.

Gross Profit. Gross margin typically fluctuates with product and regional mix, selling prices, product costs and revenue levels. Gross margin for the third quarter of 2016 was 42%, as compared to 30% in the third quarter of 2015, a quarter-over-quarter increase of more than 1220 basis points.

Gross margin for the nine months ended September 30, 2016 was 39%, as compared to 30% for the nine months ended September 30, 2015, a year-over-year increase of more than 880 basis points.  Improvements reflect an increase in net revenue and a larger mix of domestic sales, which typically have higher product margins due to higher pricing.

Operating Expenses. Total operating expenses in the third quarter of 2016 were $8.8 million, as compared to $8.7 million in the third quarter of 2015.  The quarter-over-quarter increase of $0.1 million was primarily driven by a $221 thousand increase in Sales and Marketing expenses, partially offset by decreases in General and Administrative expenses of $82 thousand, Engineering and Development expenses of $41 thousand, and Excise Tax expenses of $78 thousand.

Total operating expenses for the nine months ended September 30, 2016 were $25.8 million, as compared to $27.9 million for the nine months ended September 30, 2015.  The year-over-year decrease of $2.2 million was primarily driven by a $1.7 million decrease in General and Administrative expenses, a $984 thousand decrease in Sales and Marketing expenses, a $32 thousand decrease in Engineering and Development expenses, a $231 thousand decrease in Excise Tax expenses, and a $731 thousand increase in legal settlement realized in the first quarter of 2015, resulting in a credit to operating expenses associated with the recovery of prior legal expenses.

Net Loss and Net loss per share attributable to common shareholders. Net loss for the third quarter of 2016 was $3.1 million, or a $0.05 loss per share, as compared to a net loss of $5.3 million, or a $0.09 loss per share, for the third quarter of 2015. Net loss attributable to common shareholders for the third quarter of 2016 was $4.2 million, or a $0.07 loss per share, as compared to a net loss attributable to common shareholders of $5.3 million, or a $0.09 loss per share, for the third quarter of 2015. The decrease in net loss is attributed to overall business improvements including a $2.0 million increase in net revenue. After adding back the third quarter’s net interest income of $18 thousand, removing the income tax provision of $40 thousand, non-cash depreciation and amortization expenses of $288 thousand and non-cash stock-based compensation of $688 thousand, the non-GAAP net loss for the third quarter of 2016 totaled $2.1 million, or a loss of $0.04 per share, compared with a non-GAAP net loss of $4.4 million, or a loss of $0.08 per share, during the third quarter of 2015.

Net loss for the nine months ended September 30, 2016 was $10.9 million, or a $0.19 loss per share, as compared to a net loss of $17.8 million, or a $0.31 loss per share, for the nine months ended September 30, 2015. Net loss attributable to common shareholders for the nine months ended September 30, 2016 was $12.0 million, or a $0.21 loss per share, as compared to a net loss attributable to common shareholders of $17.8 million, or a $0.31 loss per share, for the nine months ended September 30, 2015. The decrease in net loss is attributed to overall business improvements including a $4.1 million increase in net revenue, a $522 thousand reduction in cost of revenue, and a $2.2 million decrease in operating expenses. After adding back year-to-date net interest income of $51 thousand, removing the income tax provision of $117 thousand, non-cash depreciation and amortization expenses of $776 thousand and non-cash stock-based compensation of $2.5 million, the non-GAAP net loss for the nine months ended September 30, 2016 totaled $7.6 million, or a loss of $0.13 per share, compared with a non-GAAP net loss of $14.9 million, or a loss of $0.25 per share, for the nine months ended September 30, 2015.

Chief Financial Officer David Dreyer said, “This year’s third quarter results continued to reflect improvements throughout our operations.  Driven by the solid growth in domestic WaterLase sales and our U.S. business, we cut our loss from operations 41 percent and gross margin improved more than 12 percentage points.  We also reduced our cash burn rate by 53 percent to $2.2 million while making $800 thousand in inventory investments related to new product development. We continued to focus on effective cash management while tightly controlling discretionary spending to keep our operating expenses within budget.  These ongoing programs combined with the recent $10 million private placement have significantly strengthened our balance sheet and we believe they can provide us the financial resources to support our future growth plans.”

BIOLASE Reports 2016 Third Quarter and Nine Months Results

Liquidity and Capital Resources

As of September 30, 2016, BIOLASE had approximately $20.8 million in working capital.  Cash and restricted cash equivalents at the end of the third quarter 2016 were $12.9 million, as compared to $11.9 million on December 31, 2015.  Net accounts receivable totaled $9.9 million at September 30, 2016, as compared to $8.9 million at December 31, 2015.

Conference Call
As previously announced, BIOLASE will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the third quarter and nine months ended September 30, 2016, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both dentists and their patients. BIOLASE's proprietary laser products incorporate approximately 255 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE's principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold approximately 32,800 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the extent of the opportunity for growth in BIOLASE’s business outside the U.S., anticipated product launches and the timing thereof and BIOLASE’s anticipated financial resources and financial performance. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE's current expectations and speak only as of the date of this release.  Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business.  These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE's annual and quarterly reports filed with the SEC.  Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

David Dreyer

Chief Financial Officer

ddreyer@biolase.com

888-424-6527

DresnerAllenCaron

Rene Caron (Investors)

949-474-4300

rcaron@dresnerallencaron.com

Len Hall (Media)

949-474-4300

lhall@dresnerallencaron.com

BIOLASE Reports 2016 Third Quarter and Nine Months Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Products and services revenue	$13,199	$11,200	$37,933	$33,786
License fees and royalty revenue	30	34	116	172
Net revenue	13,229	11,234	38,049	33,958
Cost of revenue	7,624	7,853	23,144	23,666
Gross profit	5,605	3,381	14,905	10,292
Operating expenses:
Sales and marketing	4,260	4,039	12,552	13,536
General and administrative	2,778	2,860	7,700	9,363
Engineering and development	1,715	1,756	5,501	5,533
Excise tax	—	78	—	231
Patent infringement legal settlement	—	—	—	(731)
Total operating expenses	8,753	8,733	25,753	27,932
Loss from operations	(3,148)	(5,352)	(10,848)	(17,640)
Gain (loss) on foreign currency transactions	24	32	(30)	(97)
Interest income, net	18	21	51	44
Non-operating loss, net	42	53	21	(53)
Loss before income tax provision	(3,106)	(5,299)	(10,827)	(17,693)
Income tax provision	40	44	117	127
Net loss	$(3,146)	$(5,343)	$(10,944)	$(17,820)
Deemed dividend on convertible preferred stock	(1,092)	—	(1,092)	—
Net loss attributable to common shareholders	$(4,238)	$(5,343)	$(12,036)	$(17,820)

Net loss per share attributable to common shareholders:
Basic	$(0.07)	$(0.09)	$(0.21)	$(0.31)
Diluted	$(0.07)	$(0.09)	$(0.21)	$(0.31)
Shares used in the calculation of net loss per share:
Basic	58,551	58,204	58,346	58,177
Diluted	58,551	58,204	58,346	58,177

BIOLASE Reports 2016 Third Quarter and Nine Months Results

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12,650	$11,699
Restricted cash equivalent	251	200
Accounts receivable, less allowance of $1,629 in 2016 and $1,765 in 2015	9,938	8,948
Inventory, net	13,543	12,566
Prepaid expenses and other current assets	895	1,387
Total current assets	37,277	34,800
Property, plant and equipment, net	3,856	3,727
Intangible assets, net	9	51
Goodwill	2,926	2,926
Other assets	551	747
Total assets	$44,619	$42,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,875	$5,960
Accrued liabilities	5,454	5,906
Customer deposits	78	85
Deferred revenue, current portion	3,042	3,155
Total current liabilities	16,449	15,106
Deferred income taxes, net	783	738
Deferred revenue, long-term	52	142
Capital lease obligation, long-term	32	159
Warranty accrual, long-term	955	843
Other liabilities, long-term	288	338
Total liabilities	18,559	17,326
Stockholders’ equity:
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	68	58
Additional paid-in capital	200,622	188,622
Accumulated other comprehensive loss	(732)	(801)
Accumulated deficit	(173,898)	(162,954)
Total stockholders’ equity	26,060	24,925
Total liabilities and stockholders’ equity	$44,619	$42,251

BIOLASE Reports 2016 Third Quarter and Nine Months Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(10,944)	$(17,820)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	776	589
Loss on disposal of assets, net	—	6
(Recovery) provision for bad debts, net	(72)	207
Provision for sales allowance	—	100
Stock-based compensation	2,468	2,256
Deferred income taxes	45	46
Earned interest income, net	(52)	(44)
Changes in operating assets and liabilities:
Restricted cash	(51)	(200)
Accounts receivable	(863)	(500)
Inventory	(1,359)	(1,611)
Prepaid expenses and other current assets	688	(277)
Customer deposits	(7)	(7)
Accounts payable and accrued liabilities	2,120	1,640
Deferred revenue	(202)	661
Net cash and cash equivalents used in operating activities	(7,453)	(14,954)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(1,055)	(1,253)
Proceeds from disposal of property, plant, and equipment	—	25
Net cash and cash equivalents used in investing activities	(1,055)	(1,228)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(143)	(24)
Proceeds from equity offering, net of expenses	9,541	—
Deposit on capital lease	—	(42)
Proceeds from exercise of stock options and warrants	1	44
Net cash and cash equivalents provided by (used in) financing activities	9,399	(22)
Effect of exchange rate changes	60	(162)
Increase (decrease) in cash and cash equivalents	951	(16,366)
Cash and cash equivalents, beginning of period	11,699	31,560
Cash and cash equivalents, end of period	$12,650	$15,194
Supplemental cash flow disclosure - Cash Paid:
Interest paid	$3	$2
Income taxes paid	$66	$53
Supplemental cash flow disclosure - Non-cash:
Assets acquired under capital lease	$—	$378
Accrued capital expenditures and tenant improvement allowance	$114	$791

BIOLASE Reports 2016 Third Quarter and Nine Months Results

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), we provide certain historical non-GAAP financial information.  Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation.  Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net loss attributable to common shareholders	$(4,238)	$(5,343)	$(12,036)	$(17,820)
Deemed dividend on convertible preferred stock	1,092	—	1,092	—
GAAP net loss	$(3,146)	$(5,343)	$(10,944)	$(17,820)
Adjustments:
Interest income, net	(18)	(21)	(51)	(44)
Income tax provision	40	44	117	127
Depreciation and amortization expense	288	265	776	589
Stock-based compensation	688	621	2,468	2,256
Non-GAAP net loss	$(2,148)	$(4,434)	$(7,634)	$(14,892)

GAAP net loss attributable to common shareholders per share, basic and diluted	$(0.07)	$(0.09)	$(0.21)	$(0.31)
Deemed dividend on convertible preferred stock	0.02	—	0.02	—
GAAP net loss per share, basic and diluted	$(0.05)	$(0.09)	$(0.19)	$(0.31)
Adjustments:
Interest income, net	—	—	—	—
Income tax provision	—	—	—	0.01
Depreciation and amortization expense	—	—	0.02	0.01
Stock-based compensation	0.01	0.01	0.04	0.04
Non-GAAP net loss per share, basic and diluted	$(0.04)	$(0.08)	$(0.13)	$(0.25)